Exhibit 10.2

RESTRICTED SHARE UNIT AGREEMENT

This AGREEMENT (the “Agreement”) is made as of [              ], 2009 (the “Date of Grant”) by and between GEORGIA GULF CORPORATION, a Delaware corporation (together with any Subsidiaries, as applicable, the “Company”), and                                (the “Grantee”).

1.                                      Grant of Restricted Share Units.  Subject to and upon the terms, conditions, and restrictions set forth in this Agreement and in the Company’s 2009 Equity and Performance Incentive Plan, as amended (the “Plan”), the Company hereby grants to the Grantee, as of the Date of Grant,                          Restricted Share Units.  Each Restricted Share Unit shall represent the right to receive one share of Common Stock.

2.                                      Restrictions on Transfer of Restricted Share Units.  The Restricted Share Units may not be transferred, sold, pledged, exchanged, assigned or otherwise encumbered or disposed of by the Grantee, except to the Company, until they have become nonforfeitable in accordance with this Agreement.  Any purported transfer, encumbrance or other disposition of the Restricted Share Units that is in violation of this Section 2 shall be null and void, and the other party to any such purported transaction shall not obtain any rights to or interest in the Restricted Share Units.

3.                                      Vesting of Restricted Share Units.

(a)                                 50% of the of Restricted Share Units specified in Section 1 of this Agreement shall vest as follows:

(i)                                    On each of the first three (3) anniversaries of the Date of Grant, a number of Restricted Share Units equal to thirty-three and one-third percent (33 1/3%) multiplied by the number equal to 50% of Restricted Share Units specified in Section 1 of this Agreement shall become nonforfeitable on a cumulative basis until such 50% of the Restricted Share Units have become nonforfeitable.

(ii)                                 Notwithstanding the provisions of Section 3(a)(i), but subject to earlier forfeiture as described below, all of the Restricted Share Units subject to Section 3(a) shall immediately become nonforfeitable in the event of a Change in Control.

(b)                                50% of the of Restricted Share Units specified in Section 1 of this Agreement shall vest as follows:

(i)                                    If the Company is in compliance with the financial covenants set forth  in Section 8.11 (the “Financial Covenants”) of the Credit Agreement dated as of October 3, 2006 among the Company, Royal Group, Inc., the various subsidiaries of the Company party thereto as Guarantors, the various financial institutions party thereto as lenders, and Bank of America, National Association, as Domestic Administrative Agent and Bank of America, National Association acting through its Canada branch, as Canadian

Administrative Agent (the “Credit Agreement”), then on each of the first three (3) anniversaries of the Date of Grant, a number of Restricted Share Units equal to thirty-three and one-third percent (33 1/3%) multiplied by the number equal to 50% of Restricted Share Units specified in Section 1 of this Agreement shall become nonforfeitable on a cumulative basis until such 50% of the Restricted Share Units have become nonforfeitable.

(ii)                                 In the event the Company is not in compliance with the Financial Covenants on any anniversary of the Date of Grant, the Restricted Share Units scheduled to vest on such anniversary of the Date of Grant shall immediately be forfeited.

(iii)                              Notwithstanding the provisions of Section 3(b)(ii), but subject to the forfeiture provision in Section 4, in the event the Company refinances the debt incurred pursuant to the Credit Agreement prior to the third anniversary of the Date of Grant, any Restricted Share Units subject to Section 3(b) that have not theretofore become nonforfeitable (including any Restricted Share Units previously forfeited pursuant to Section 3(b)(ii)), and have not otherwise been forfeited pursuant to Section 4, shall immediately vest in full.

(iv)                             Notwithstanding the provisions of Section 3(b)(i), but subject to earlier forfeiture as described below, all of the Restricted Share Units subject to Section 3(b) shall immediately become nonforfeitable in the event of a Change in Control.

4.                                      Forfeiture of Restricted Share Units.  Except as the Board may determine on a case-by-case basis, at such time as the Grantee ceases to be continuously employed by the Company, any Restricted Share Units that have not theretofore become nonforfeitable shall be forfeited.  Notwithstanding the foregoing, a Grantee shall be treated as being in the continuous employ of the Company for purposes hereof and vesting of Restricted Share Units shall continue as provided for in accordance with Section 3 if and only for so long as all of the following conditions are met: (i) Grantee’s employment was terminated other than by the Company for cause; (ii) at the time such employment was terminated, the Grantee had attained the age of 55; (iii) at the time such employment was terminated the Grantee’s age, when added to the number of years of continuous employment of such Grantee by the Company, equaled or exceeded seventy (70); and (iv) the Grantee does not engage in any Detrimental Activity (together, a “Qualifying Retirement”).

For purposes of this provision, “cause” shall mean the Grantee shall have committed prior to termination of employment any of the following acts:  (i) an intentional act of fraud, embezzlement, theft, or any other material violation of law in connection with the Grantee’s duties or in the course of the Grantee’s employment; (ii) intentional wrongful damage to material assets of the Company; (iii) intentional wrongful disclosure of material confidential information of the Company; (iv) intentional wrongful engagement in any competitive activity that would constitute a material breach of the duty of loyalty; or (v) intentional breach of any stated material employment policy of the Company.  Any determination of whether the Grantee’s employment was terminated for cause shall be made by the Board, whose determination shall be binding and conclusive.

5.                                      Payment of Restricted Share Units.  At such time as the Restricted Share Units shall become nonforfeitable as specified in this Agreement, shares of Common Stock underlying such Restricted Share Units shall be transferred to the Grantee no later than [15] days after the date on which the Restricted Share Units become nonforfeitable, except as otherwise provided in Section 7 or Section 17.

6.                                      Dividend, Voting and Other Rights.  The Grantee shall have no rights of ownership in the Restricted Share Units and shall have no right to vote them until the date on which the shares of Common Stock are transferred to the Grantee pursuant to Section 5 above [and a stock certificate representing such shares of Common Stock is issued to the Grantee].  From and after the Date of Grant and until the earlier of (a) the time when the Grantee receives the shares of Common Stock underlying the Restricted Share Units in accordance with Section 5 hereof or (b) the time when the Grantee’s right to receive the Restricted Share Units is forfeited in accordance with Section 4 hereof, the Company shall pay to the Grantee, whenever a normal cash dividend is paid on shares of Common Stock, an amount of cash equal to the product of the per-share amount of the dividend paid multiplied by the number of such Restricted Share Units.

7.                                      Retention of Restricted Share Units by the Company.  The shares of Common Stock underlying the Restricted Share Units shall be released to the Grantee by the Company’s transfer agent (currently Computershare Inc.) at the direction of the Company.  At such time as the Restricted Share Units become nonforfeitable as specified in this Agreement, the Company shall direct the transfer agent to forward all such nonforfeitable shares of Common Stock to the Grantee except in the event that the Grantee has notified the Company of his or her election to satisfy any tax obligations by surrender of a portion of such shares, the transfer agent will be directed to forward the remaining balance of shares after the amount necessary for such taxes has been deducted.

8.                                      Rights of Company Upon Occurrence of Detrimental Activity.  Upon a finding by the Board that a Grantee who has met the conditions for a Qualifying Retirement has engaged in any Detrimental Activity during the period of time beginning when such conditions are first met and ending when all rights under this Agreement terminate, and forthwith upon notice of such finding, the Grantee shall forfeit any Restricted Share Units with respect to which the forfeiture provisions hereunder have not lapsed, and the Grantee hereby expressly agrees that the Company may exercise any and all other rights available to it under the Plan.

9.                                      Compliance with Law.  The Company shall make reasonable efforts to comply with all applicable federal and state securities laws; provided, however, notwithstanding any other provision of this Agreement, the Company shall not be obligated to issue any Restricted Share Units or shares of Common Stock or other securities pursuant to this Agreement if the issuance thereof would, in the reasonable opinion of the Company, result in a violation of any such law.

10.                                Relation to Other Benefits.  Any economic or other benefit to the Grantee under this Agreement shall not be taken into account in determining any benefits to which the Grantee may be entitled.

11.                                Amendments.  Any amendment to the Plan shall be deemed to be an amendment to this Agreement to the extent that the amendment is applicable hereto; provided, however, that no amendment shall adversely affect the rights of the Grantee under this Agreement without the Grantee’s consent.

12.                                Severability.  In the event that one or more of the provisions of this Agreement shall be invalidated for any reason by a court of competent jurisdiction, any provision so invalidated shall be deemed to be separable from the other provisions hereof, and the remaining provisions hereof shall continue to be valid and fully enforceable.

13.                                Relation to Plan.  This Agreement is subject to the terms and conditions of the Plan.  In the event of any inconsistent provisions between this Agreement and the Plan, the Plan shall govern.  Capitalized terms used herein without definition shall have the meanings assigned to them in the Plan.  The Board, acting pursuant to the Plan shall, except as expressly provided otherwise herein, have the right to determine any questions which arise in connection with this grant.

14.                                Successors and Assigns.  The provisions of this Agreement shall inure to the benefit of, and be binding upon, the successors, administrators, heirs, legal representatives and assigns of the Grantee, and the successors and assigns of the Company.

15.                                Governing Law.  The interpretation, performance, and enforcement of this Agreement shall be governed by the laws of the State of Georgia, without giving effect to the principles of conflict of laws thereof.

16.                                Notices.  Any notice to the Company provided for herein shall be in writing to the Company, marked Attention: Vice President-General Counsel and Secretary, and any notice to the Grantee shall be addressed to said Grantee at his or her address currently on file with the Company.  Except as otherwise provided herein, any written notice shall be deemed to be duly given if and when delivered personally or deposited in the United States mail, first class registered mail, postage and fees prepaid, and addressed as aforesaid.  Any party may change the address to which notices are to be given hereunder by written notice to the other party as herein specified (provided that for this purpose any mailed notice shall be deemed given on the third business day following deposit of the same in the United States mail).

17.                                Compliance with Section 409A of the Code.  To the extent applicable, it is intended that this Agreement and the Plan comply with the provisions of Section 409A of the Code, so that the income inclusion provisions of Section 409A(a)(1) do not apply to the Grantee.  This Agreement and the Plan shall be administered in a manner consistent with this intent.  In particular, notwithstanding any provision of this Agreement to the contrary, to the extent any Restricted Share Unit would be considered “nonqualified deferred compensation” within the meaning of Section 409A of the Code and either the Restricted Share Unit becomes nonforfeitable pursuant to (a) Section 3(b)(iii) or (b) Section 3(b)(iv) and such Change of Control does not constitute a “change in the ownership or effective control” or a “change in the ownership or a substantial portion of the assets” of the Company within the meaning of Section 409A(a)(2)(A)(v) of the Code, then even though such Restricted Share Unit may be deemed to be vested or restrictions lapse, expire or terminate upon the occurrence of the event specified in Section 3(b)(i) or a Change of Control, payment will not be made, to the extent necessary to comply with the provisions of Section 409A of the Code, to the Grantee prior to the earliest of (i) the Grantee’s “separation from service” with the Company (determined in accordance with Section 409A of the Code); provided, however, that if the Grantee is a “specified employee” (within the meaning of Section 409A of the Code), the payment date shall be the first day of the seventh month after the date of the Grantee’s separation from service with the Company, (ii) the date payment otherwise would have been made in the absence of any provisions in this Agreement to the contrary (provided such date was not a prior tax year and is permissible under Section 409A of the Code), or (iii) the Grantee’s death.

18.                                Counterparts.  This Agreement may be executed by the parties hereto in separate counterparts, each of which when so executed and delivered shall be an original, but all such counterparts shall together constitute the same instrument.

19.                                Data Protection. By signing below, the Grantee consents to the Company processing Grantee’s personal data provided herein (the “Data”) exclusively for the purpose of performing this Agreement, in particular in connection with the exercise of Restricted Share Units awarded herein.  For this purpose the Data may also be disclosed to and processed by companies outside the Company, e.g., banks involved.

IN WITNESS WHEREOF, the Company has caused this Agreement to be executed on its behalf by its duly authorized officer and Grantee has also executed this Agreement in duplicate, as of the day and year first above written.

GEORGIA GULF CORPORATION

By:
Name:
Title:

GRANTEE:

Name: